Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 filed on or about February 18, 2016) and related Prospectus of AT&T Inc. (AT&T) for the registration of various classes of US, Euro and Sterling Notes due 2017 through 2042 and to the incorporation by reference therein of our reports dated February 18, 2016, with respect to the consolidated financial statements of AT&T, and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2015 and the financial statement schedule of AT&T included therein, filed with the Securities and Exchange Commission.

By:	/s/ ERNST & YOUNG LLP

Dallas, Texas

February 18, 2016